Exhibit 10.1

LENDER PROCESSING SERVICES, INC.
AMENDED AND RESTATED 2008 OMNIBUS INCENTIVE PLAN

Notice of Performance-Based Restricted Stock Grant

You (the “Grantee”) have been granted the following award of restricted Common Stock of Lender Processing Services, Inc. (the “Company”), par value $0.0001 per share (the “Shares”), pursuant to the Lender Processing Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan (the “Plan”):

Name of Grantee:
Number of Shares of Restricted Stock Granted:
Effective Date of Grant:	May 1, 2013
Period of Restriction:	See Appendix A

By your signature and the signature of the Company’s representative below, you and the Company agree and acknowledge that this grant of restricted stock is granted under and governed by the terms and conditions of the Plan and the Restricted Stock Agreement, which are incorporated herein by reference, and that you have been provided with a copy of the Plan and Restricted Stock Agreement (including Appendix A).

Stock Recipient:                    Lender Processing Services, Inc.

By:____________________	By:_____________________
Print Name:_____________	Thomas L. Schilling
Date:__________________	Executive Vice President and Chief Financial Officer
Address:________________

Appendix A
Period of Restriction
This grant is subject to both service and performance-based vesting conditions described below. The period beginning on the Effective Date of Grant and ending upon satisfaction of both vesting conditions is referred to as the “Period of Restriction.”
Performance Restriction
In order for the Restricted Stock to vest, the Company must achieve an annual “Operating Margin” (as defined below) of at least 14% (the “Performance Objective”) as more specifically described below.

1.
The Performance Objective shall lapse with respect to one-third (1/3) of the Shares of Restricted Stock if the Company achieves an annual Operating Margin of at least 14% during the period from April 1, 2013 through December 31, 2013 (the “Year 1 Performance Objective”). The Company’s achievement of the Year 1 Performance Objective shall be evaluated and certified by the Committee as of December 31, 2013.

2.
The Performance Objective shall lapse with respect to one-third (1/3) of the Shares of Restricted Stock if the Company achieves an annual Operating Margin of at least 14% during the period from January 1, 2014 through December 31, 2014 (the “Year 2 Performance Objective”). The Company’s achievement of the Year 2 Performance Objective shall be evaluated and certified by the Committee as of December 31, 2014.

3.
The Performance Objective shall lapse with respect to one-third (1/3) of the Shares of Restricted Stock if the Company achieves an annual Operating Margin of at least 14% during the period from January 1, 2015 through December 31, 2015 (the “Year 3 Performance Objective”). The Company’s achievement of the Year 3 Performance Objective shall be evaluated and certified by the Committee as of December 31, 2015.

“Operating Margin” is defined as the Company’s GAAP operating margin adjusted for the impact of certain items, if applicable, including the impact of any federal or state regulatory actions, non-budgeted acquisitions, major restructuring charges (as identified in the GAAP to non-GAAP reconciliation exhibit included with the Company’s quarterly earnings releases) and non-budgeted discontinued operations. Any discontinued operations that were included in the Company’s budget for any year shall be excluded from the calculation of the Performance Objective.
Service Restriction
In addition to satisfaction of the Performance Objective, except as otherwise provided in the Award Agreement or the Plan, the Grantee must remain employed through the anniversary dates set forth in the following table in order for the Restricted Stock to vest:

“Anniversary Date”	% of Restricted Stock
May 1, 2014 (the “Year 1 Anniversary Date”)	33⅓%
May 1, 2015 (the “Year 2 Anniversary Date”)	33⅓%
May 1, 2016 (the “Year 3 Anniversary Date”)	33⅓%

Vesting

If the Performance Objective for any year has been achieved on or prior to an Anniversary Date for that year, the percentage of the Restricted Stock indicated next to the Anniversary Date for that year shall vest. If the Performance Objective for any year has not been achieved on or prior to the Anniversary Date for that year, the percentage of Restricted Stock indicated next to the Anniversary Date for that year shall be forfeited to the Company. For example, if the Company achieves the Year 1 Performance Objective, and Grantee is employed by the Company on the Year 1 Anniversary Date, 33⅓% of the Shares of Restricted Stock shall vest. If the Company then fails to achieve the Year 2 Performance Objective, then Grantee shall forfeit 33⅓% of the Shares of Restricted Stock to the Company.

LENDER PROCESSING SERVICES, INC.
AMENDED AND RESTATED 2008 OMNIBUS INCENTIVE PLAN

Performance-Based Restricted Stock Award Agreement

SECTION 1.GRANT OF RESTRICTED STOCK

(a)    Restricted Stock. On the terms and conditions set forth in the Notice of Restricted Stock Grant (including Appendix A) and this Performance-Based Restricted Stock Award Agreement (the “Agreement”), the Company grants to the Grantee on the Effective Date of Grant the Restricted Stock set forth in the Notice of Restricted Stock Grant.
(b)    Plan and Defined Terms. The Restricted Stock is granted pursuant to the Plan. All terms, provisions, and conditions applicable to the Restricted Stock set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in the Notice of Restricted Stock Grant (including Appendix A) or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.
SECTION 2.    FORFEITURE AND TRANSFER RESTRICTIONS
(a)    Forfeiture Restrictions. If the Grantee’s employment or service as a Director or Consultant, as the case may be, is terminated for any reason other than (i) death, (ii) Disability (as defined below) or (iii) termination by the Company and its Subsidiaries without Cause (as defined below), the Grantee shall, for no consideration, forfeit to the Company the Shares of Restricted Stock to the extent such Shares are subject to a Period of Restriction at the time of such termination. If the Grantee’s employment or service as a Director or Consultant, as the case may be, terminates due to the Grantee’s death or Disability while Shares of Restricted Stock are subject to a Period of Restriction, the Period of Restriction with respect to such Shares shall lapse, and the Shares shall vest and become free of the forfeiture and transfer restrictions described in this Section 2 on the date of the Grantee’s termination of employment or service. If the Grantee’s employment or service as a Director or Consultant, as the case may be, is terminated by the Company and its Subsidiaries without Cause, the service-based vesting conditions applicable to such Shares shall lapse on the date of the Grantee’s termination of employment or service, but the Performance Objective shall continue to apply and the Shares of Restricted Stock shall become free of the forfeiture and transfer restrictions described in this Section 2 (except the mandatory holding period described in Section 2(d), which shall remain in effect for the period specified therein) if and only if the Performance Objective is attained. For avoidance of doubt, if the Performance Objective has not been attained as of the Calculation Date for that year, a Grantee whose employment or service as a Director or Consultant, as the case may be, was terminated by the Company and its Subsidiaries without Cause prior to such Calculation Date shall, for no consideration, forfeit to the Company all of the Shares of Restricted Stock that were subject to the Performance Objective for that year.
(i)    The term “Cause” shall have the meaning ascribed to such term in the Grantee’s employment agreement with the Company or any Subsidiary. If the Grantee’s employment agreement does not define the term “Cause,” or if the Grantee has not entered into an employment agreement with the Company or any Subsidiary, the term “Cause” shall mean (A) the willful engaging by the Grantee in misconduct that is demonstrably injurious to the Company or any Subsidiary (monetarily or otherwise), as determined by the Company in its sole discretion, (B) the Grantee’s conviction of, or pleading guilty or nolo contendere to, a felony involving moral turpitude, or (C) the Grantee’s violation of any confidentiality, non-solicitation, or non-competition covenant to which the Grantee is subject.

(ii)    The term “Disability” shall have the meaning ascribed to such term in the Grantee’s employment agreement with the Company or any Subsidiary. If the Grantee’s employment agreement does not define the term “Disability,” or if the Grantee has not entered into an employment agreement with the Company or any Subsidiary, the term “Disability” shall mean the Grantee’s entitlement to long-term disability benefits pursuant to the long-term disability plan maintained by the Company or in which the Company’s employees participate.

(b)    Transfer Restrictions. During the Period of Restriction, the Restricted Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent such Shares are subject to a Period of Restriction.
(c)    Lapse of Restrictions. The Period of Restriction shall lapse as to the Restricted Stock in accordance with Appendix A of the Notice of Restricted Stock Grant. Subject to the terms of the Plan and Sections 2(d) and 4(a) hereof, upon lapse of the Period of Restriction, the Grantee shall own the Shares that are subject to this Agreement free of all restrictions otherwise imposed by this Agreement.
(d)    Mandatory Holding Period. Notwithstanding anything contained in the Notice of Restricted Stock Grant (including Appendix A), this Agreement or the Plan to the contrary, the Holding Period Shares (as defined in the following sentence) may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of for a period of one year following the lapse of the Period of Restriction. For purposes of the prior sentence, the term “Holding Period Shares” shall mean, with respect to each tranche of Shares of Restricted Stock with respect to which the Period of Restriction lapses, the number of such Shares equal to the product of (x) multiplied by (y), rounded up to the nearest whole share, where (x) is the number of Shares of Restricted Stock with respect to which the Period of Restriction lapses, reduced by the number of Shares withheld by the Company pursuant to Section 4(a) hereof to satisfy the minimum statutory withholding obligations (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including payroll taxes) and (y) is fifty percent (50%). Furthermore, none of the shares subject to this Agreement may be sold, assigned, exchanged, hypothecated or otherwise transferred, encumbered or disposed of unless, at the time of such transaction, the value of the shares of the Company’s common stock remaining in Grantee’s possession following such transaction shall be sufficient to meet any applicable stock ownership guidelines of the Company in place at that time.

SECTION 3.    STOCK CERTIFICATES
As soon as practicable following the grant of Restricted Stock, the Shares of Restricted Stock shall be registered in the Grantee’s name in certificate or book-entry form. If a certificate is issued, it shall bear an appropriate legend referring to the restrictions and it shall be held by the Company, or its agent, on behalf of the Grantee until the Period of Restriction has lapsed. If the Shares are registered in book-entry form, the restrictions shall be placed on the book-entry registration. The Grantee may be required to execute and return to the Company a blank stock power for each Restricted Stock certificate (or instruction letter, with respect to Shares registered in book-entry form), which will permit transfer to the Company, without further action, of all or any portion of the Restricted Stock that is forfeited in accordance with this Agreement.
Except for the transfer restrictions, and subject to the following provisions in this Section 3 and such other restrictions, if any, as determined by the Committee, the Participant shall have all other rights of a holder of Shares, including the right to receive dividends paid (whether in cash or property) with respect to the Restricted Stock and the right to vote (or to execute proxies for voting) such Shares. Unless otherwise determined by the Committee, if all or part of a dividend in respect of the Restricted Stock as to which the Period of Restriction has not yet lapsed is paid in Shares or any other security issued by the Company, such Shares or other securities shall be held by the Company subject to the same restrictions as the Restricted Stock in respect of which the dividend was paid. If all or part of a dividend in respect of the Restricted Stock as to which the Period of Restriction has not yet lapsed is paid in cash, such cash dividend shall not be paid to the Grantee unless and until the Period of Restriction with respect to such Restricted Stock lapses, at which time the cash shall be paid as soon as practicable (but not later than thirty (30) days) thereafter. For purposes of determining whether a cash dividend is attributable to Restricted Stock as to which the Period of Restriction has lapsed, all cash dividends with a record date on or prior to the date of the lapsing of the Period of Restriction of the Restricted Stock shall be deemed attributable to such Restricted Stock.

SECTION 4.    MISCELLANEOUS PROVISIONS

(a)    Tax Withholding. Pursuant to Article 20 of the Plan, the Committee shall have the power and right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA obligations) required by law to be withheld with respect to this Award. The Committee may condition the delivery of Shares upon the Grantee’s satisfaction of such withholding obligations. The Grantee’s acceptance of this Award constitutes the Grantee’s instruction and authorization to the Company to withhold, from the Shares of Restricted Stock with respect to which the Period of Restriction lapses, a number of such Shares having an aggregate Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including payroll taxes) that could be imposed on the transaction, and, to the extent the Committee so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense; provided, however, that, unless otherwise determined by the Committee, a Grantee may elect to satisfy such tax withholding requirements by timely remittance of such amount by cash or check or by such other method that is acceptable to the Company, rather than by withholding of shares. The Committee may, in its sole discretion, choose to permit, not permit, approve or not approve such elections and, subject to applicable law, may establish and/or change from time to time any terms and conditions applicable to such elections as it may deem appropriate.
(b)    Change in Control. Unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, upon the occurrence of a Change in Control on or after the first anniversary of the Effective Date of Grant, and while Shares of Restricted Stock are subject to a Period of Restriction or any other restriction, the Period of Restriction and any other restrictions with respect to such Shares of Restricted Stock shall lapse, including the mandatory holding period restriction described in Section 2(d). For the avoidance of doubt, if a Change in Control occurs prior to the first anniversary of the Effective Date of Grant, any Shares of Restricted Stock that are subject to a Period of Restriction at the time of such Change in Control shall remain subject to the forfeiture and transfer restrictions described in Section 2 of this Agreement, including the mandatory holding period restriction described in Section 2(d) ; provided, however, that unless provision is made in connection with such Change in Control for (i) assumption of the Restricted Stock or (ii) substitution of the Restricted Stock for shares of restricted stock of a successor corporation (or its parent or subsidiary) in a manner that preserves the material terms and conditions of the Restricted Stock, as determined by the Committee in its sole discretion, the Period of Restriction and any other restrictions with respect to the Restricted Stock, including the mandatory holding period restriction described in Section 2(d), shall immediately lapse upon the Change in Control, even if such Change in Control occurs prior to the first anniversary of the Effective Date of Grant. This Section 4(b) shall supersede the provisions set forth in Article 17 of the Plan, and to the extent any provision in this Section 4(b) is inconsistent with Article 17 of the Plan, the provisions of this Section 4(b) will govern.

(c)    Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Notice of Restricted Stock Grant (including Appendix A) by the Company, the Board or the Committee.

(d)    Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.
(e)    Choice of Law. This Agreement and the Notice of Restricted Stock Grant (including Appendix A) shall be governed by, and construed in accordance with, the laws of Florida, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Agreement or Notice of Restricted Stock Grant (including Appendix A) to be governed by or construed in accordance with the substantive law of another jurisdiction.

(f)    Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan may be made without such written agreement.
(g)    Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.
(h)    References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended from time to time.